Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell Senior Vice President, Director of Investor Relations and Capital Management (415) 315-2800

Craig S. On Executive Vice President and Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk or Jenifer Kirtland (415) 896-6820 Media Relations: Steve DiMattia (646) 201-5445
For Immediate Release
UCBH HOLDINGS, INC. REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
          SAN FRANCISCO, April 23, 2009 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCBtm or the “Bank”), today reported a net loss of $0.78 per share. The loss in the quarter reflects a loan loss provision of $178.5 million, $12.6 million in nonperforming asset disposition expenses, and a $5.2 million write-down primarily related to a commercial mortgage-backed security (“CMBS”) and U.S. Government-Sponsored Enterprise (“GSE”) preferred stock investments, offset by $9.5 million in gains from sales of available-for-sale securities and a tax benefit of $83.9 million.
First Quarter 2009 Highlights
•	Total core deposits grew by 2.78%, or 11.1% annualized. Noninterest-bearing deposits growth for the first quarter was 1.71%, or 6.84% annualized. Also, the growth of time deposits less than $100,000 was 2.50%, or 9.98% annualized.

•	A total of 4,750 new consumer checking accounts were opened during the first quarter, as we continue to expand our efforts in building a solid and low-cost funding base for future growth.

•	The net loan-to-deposit ratio for the first quarter of 2009 improved to 90.51%, from the year-end ratio of 94.12%, further enhancing our liquidity position.

•	Provision for loan losses for the quarter was $178.5 million, adding $46.1 million to the allowance for loan losses. Allowance for loan losses was at a strong 3.30% of loans held in portfolio. The Company believes that the allowance was adequate to absorb expected losses inherent in the loan portfolio at March 31, 2009.

•	Despite the continuing economic slowdown, the Company continues to originate new loans, focused on prudent underwriting within conservative credit guidelines with $184.8 million in new loan originations.

•	Strong residential mortgage loan applications for approximately $88 million were generated during the first quarter, of which 84% were for home purchases.

•	Full year 2009 personnel expenses (salary and benefits) are forecasted to be reduced by approximately $5 million due to staffing reductions during the first quarter. This effect will be recognized over future quarters. During the first quarter, severance paid related to this reduction was approximately $0.9 million. Management will continue to focus on cost management during the recessionary period.

•	In the first quarter of 2009, the Company recognized an income tax benefit of $83.9 million.

          Chairman, President and Chief Executive Officer Thomas S. Wu said, “Ongoing housing market weakness has continued to impact our residential construction loan portfolio, which was the primary driver of first quarter results. Our observations on residential construction markets are mixed as some of the most distressed markets that impacted the Bank during 2008 appear to be showing early signs of stabilization, while contiguous markets demonstrated notable deterioration in the first quarter. As a result of our sharp focus on the management of the problem assets on our books, we have disposed $93.7 million of these assets during the first quarter and will continue this momentum throughout the year.
          “Although weak economic conditions have slowed overall loan production, we continued to generate new loans, with a focus on traditional residential lending as we deployed the capital received under the U.S. Treasury Capital Purchase Program. Our core banking operations are performing well as commercial and service fee income was stable, and core deposit growth came in at an 11.1% annualized rate. Although we expect that the 2009 economic environment will continue to be very challenging, we are optimistic about the future profitability growth of UCBH,” concluded Mr. Wu.
First Quarter 2009 Financial Summary
          The first quarter net loss available to common stockholders was $93.7 million. The loss per share was $0.78 for the first quarter of 2009.
          Net interest income for the first quarter of 2009, before provision for loan losses, decreased 3.44% to $69.8 million, from $72.3 million in the fourth quarter of 2008 and decreased 16.0% from $83.1 million in the first quarter of 2008. The decrease in the net interest income for the first quarter of 2009 compared to the fourth quarter of 2008 was primarily due to the 36 basis point decrease in the average loan yields to 5.16% in the first quarter of 2009, compared to 5.52% in the fourth quarter of 2008. The average loan yields for the first quarter of 2009 decreased 178 basis points, from 6.94% in the first quarter of 2008, primarily due to the Fed Funds rate cuts during 2008.
          The net interest margin on a tax equivalent basis was 2.35% for the first quarter of 2009, a 9 basis point decrease from 2.44% for the fourth quarter of 2008, and a 69 basis point decrease from the 3.04% net interest margin for the first quarter of 2008. The basis point decrease during the first quarter of 2009 compared to the fourth quarter of 2008 was primarily related to the increase in nonperforming loans during the first quarter of 2009 and purchases of lower yield investments. Our net interest margin on a tax equivalent basis decreased from 2.52% to 2.35% for the first quarter of 2009, resulting from the reversal of interest income on nonperforming loans. Compared to the first quarter of 2008, the decrease in net interest margin is primarily due to a 200 basis point Fed Funds rate decrease since the first quarter of 2008, in addition to the increase in nonperforming loans and purchase of lower yield investments.
          Noninterest income was $7.3 million for the first quarter of 2009, compared with a noninterest income of $5.0 million for the corresponding quarter of 2008. Included in the first quarter 2009 noninterest income were $9.5 million in gains from sales of securities, offset by a $5.2 million other than temporary impairment primarily related to a CMBS and GSE preferred stock investments.
          Noninterest expense for the first quarter of 2009 rose 37.14% to $68.6 million, from $50.0 million in the first quarter of 2008. The quarter over quarter increase was primarily due to an incremental $12.0 million of additional impairment and write-downs and expenses related to other real estate owned (“OREO”) expenses, increase in the FDIC insurance premium of $1.9 million and increase in professional service fees of $3.5 million. Excluding the OREO expenses, severance and professional fees associated with the review of our loan portfolio, our core noninterest expense run rate would be approximately $54 million during the first quarter of 2009.
          We recognized an $83.9 million income tax benefit on our first quarter 2009 pretax loss, compared to $58.8 million income tax benefit for the fourth quarter of 2008 and a $0.8 million income tax provision on pretax income of $3.0 million for the first quarter of 2008. The income tax benefit was primarily caused by the pretax loss for the first quarter of 2009, and tax-exempt interest income and low-income housing tax credits.
Credit Quality
•	The provision for loan losses was $178.5 million for the first quarter of 2009, compared with $152.1 million for the fourth quarter of 2008, and $35.1 million for the first quarter of 2008. Net loan charge-offs were $131.7 million for the first quarter of 2009, or 6.13% annualized, compared with net loan charge-offs of $43.6 million, or 1.98% annualized, in the fourth quarter of 2008, and $12.3 million, or 0.62% annualized, in the first quarter of 2008. The net loan charge-offs for the first quarter of 2009 consisted primarily of residential construction and commercial loans.
•	Nonperforming assets were $700.8 million, or 5.22% of total assets, at March 31, 2009, compared with $530.8 million, or 3.93% of total assets, at December 31, 2008. The increase in nonperforming assets continued to reflect further deterioration in the appraised values of certain residential construction loans. The increase in nonperforming assets during the first quarter of 2009 was primarily in residential construction and commercial real estate loans.

•	Sales of nonperforming loans and OREO totaled $93.7 million, primarily comprised of residential construction properties located in distressed areas in California.

•	The ratio of allowance for loan losses to loans held in portfolio was 3.30% at March 31, 2009, compared with 2.66% at December 31, 2008. The ratio of the allowance for loan losses and the reserve for unfunded commitments to loans held in portfolio, excluding cash secured loans, was 3.47% at March 31, 2009, compared to 2.79% at December 31, 2008.
Capital Management
          Stockholders’ equity was $1.33 billion at March 31, 2009. Period-end assets were $13.42 billion. The Tier 1 risk-based capital ratio of the Company was 12.18% at March 31, 2009, compared with 12.77% at December 31, 2008. The total risk-based capital ratio was 14.73% as of March 31, 2009, compared with 15.29% at December 31, 2008. These ratios have decreased during the first quarter of 2009, primarily due to the net loss experienced during the first quarter. However, the Company’s capital ratios well exceed regulatory requirements and continue to be categorized as “well capitalized.” The Bank’s capital ratios approximate those of the Company and are also categorized as “well capitalized.”
          Below is a summary of our capital ratios at March 31, 2009, which are well above all of the regulatory requirements for “well capitalized” banks:

			Capital in Excess
			of “Well
		Regulatory	Capitalized”
	UCBH	Minimum for	Minimum
	3/31/09	“Well Capitalized”	($ in Thousands)
Tier 1 Leverage Ratio	9.08%	5.00%	$531,763
Tier 1 Risk-based Capital Ratio	12.18%	6.00%	$600,498
Total Risk-based Capital Ratio	14.73%	10.00%	$460,070
Tangible Equity Ratio	6.80%	N/A	N/A
Tangible Common Equity Ratio	3.84%	N/A	N/A
Balance Sheet Highlights
          Total loans decreased by 3.25% to $8.39 billion at March 31, 2009, compared to $8.67 billion at December 31, 2008.
          Commercial business loans decreased by 7.47% to $2.23 billion at March 31, 2009, from $2.41 billion at December 31, 2008. Construction loans decreased by 3.64% to $1.91 billion at March 31, 2009, from $1.98 billion at December 31, 2008. Commercial real estate loans decreased by 2.69% to $2.51 billion at March 31, 2009 compared to $2.58 billion at December 31, 2008. Multifamily real estate loans were $1.12 billion at March 31, 2009 and $1.11 billion at December 31, 2008. Residential mortgage loans increased by 5.69% to $521.1 million at March 31, 2009, from $493.0 million at December 31, 2008.
          New loan originations of $184.8 million for the first quarter of 2009 were comprised of $132.5 million of commercial loans and $52.3 million of consumer loans. Commercial business loan originations were $57.0 million in the first quarter of 2009. Construction loan originations were $14.9 million in the first quarter of 2009. Commercial real estate loan originations were $60.6 million in the first quarter of 2009.

          Total deposits were $8.96 billion at March 31, 2009, from $8.97 billion at December 31, 2008. The average cost of deposits for the quarter ended March 31, 2009 was 2.36%, a decrease of 28 basis points, from 2.64% for the quarter ended December 31, 2008 and 3.28% for the first quarter of 2008. The cost of deposits at March 31, 2009 was 2.14%, reflecting management’s continued focus on disciplined deposit pricing of our deposit generation strategy.
          In accordance with our policy, the Company is evaluating the goodwill associated with our domestic and international reporting units. We anticipate the evaluation, which is being conducted in conformity with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, to be completed prior to the filing of our report on Form 10-Q for the first quarter of 2009.
          First Quarter Earnings Teleconference and Webcast
          UCBH will hold a conference call with an accompanying slide presentation to be webcast on April 24, 2009 at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter , as well as its outlook for the remainder of 2009. The audio webcast and slide presentation will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, an archived replay with the slide presentation will be available at www.ucbh.com.
          About UCBH Holdings, Inc.
          UCBH Holdings, Inc., with $13.42 billion in assets as of March 31, 2009, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
          Forward-Looking Statements
          Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
####
(Tables to follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Noninterest bearing cash	$288,248	$208,926
Interest bearing cash	348,095	369,281
Federal funds sold	20,000	30,000

Cash and cash equivalents	656,343	608,207

Securities purchased under agreements to resell	150,000	150,000
Investment and mortgage-backed securities available for sale, at fair value	3,038,324	2,962,093
Investment and mortgage-backed securities held to maturity, at cost (fair value of $331,468 and $285,544 at March 31, 2009, and December 31, 2008, respectively)	327,061	281,793
Federal Home Loan Bank stock and other equity investments	147,673	149,330
Loans held for sale, net of valuation allowance	165	—

Loans held in portfolio	8,388,941	8,670,687
Allowance for loan losses	(276,515)	(230,439)

Loans held in portfolio, net	8,112,426	8,440,248

Accrued interest receivable	59,330	70,835
Premises and equipment, net	145,076	145,878
Goodwill	432,030	432,030
Core deposit intangibles, net	15,704	16,832
Mortgage servicing rights, net	10,120	10,988
Other assets	324,881	235,123

Total assets	$13,419,133	$13,503,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing deposits	$798,000	$784,583
Interest bearing deposits	8,165,241	8,182,865

Total deposits	8,963,241	8,967,448

Securities sold under agreements to repurchase	750,000	700,000
Federal funds purchased	—	—
Short-term borrowings	267,296	335,225
Subordinated debentures	406,459	406,459
Accrued interest payable	30,490	31,888
Long-term borrowings	1,546,262	1,546,335
Other liabilities	125,020	87,947

Total liabilities	12,088,768	12,075,302

Preferred stock, $0.01 par value, 10,000,000 shares authorized; Series A, none issued and outstanding in 2009 and 2008; Series B, 135,000 shares issued and 119,235 and 132,235 shares outstanding at March 31, 2009, and at December 31, 2008, respectively; Series C, 298,737 shares issued and outstanding at March 31, 2009 and at December 31, 2008	384,331	395,513
Common stock, $0.01 par value, 180,000,000 shares authorized at March 31, 2009, and December 31, 2008; 120,436,096 and 117,286,439 shares issued and outstanding at March 31, 2009, and December 31, 2008, respectively	1,204	1,173
Additional paid-in capital	608,279	592,893
Retained earnings	364,913	460,182
Accumulated other comprehensive loss	(28,362)	(21,706)

Total stockholders’ equity	1,330,365	1,428,055

Total liabilities and stockholders’ equity	$13,419,133	$13,503,357

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Interest and dividend income:
Loans	$109,274	$140,891
Investment and mortgage-backed securities:
Taxable	33,177	28,760
Nontaxable	5,088	5,888
FHLB Stock	—	1,277
Federal funds sold and deposits with banks	919	2,848
Securities purchased under agreements to resell	1,741	2,080

Total interest and dividend income	150,199	181,744

Interest expense:
Deposits	51,746	63,114
Securities sold under agreements to repurchase	5,582	6,577
Short-term borrowings and federal funds purchased	2,423	5,868
Subordinated debentures	4,851	6,871
Long-term borrowings	15,796	16,217

Total interest expense	80,398	98,647

Net interest income	69,801	83,097
Provision for loan losses	178,465	35,069

Net interest income after provision for loan losses	(108,664)	48,028

Noninterest income:
Commercial banking fees	2,840	3,149
Service charges on deposits	2,241	2,006
Gain on sale of securities, net	9,520	973
Gain on sale of SBA loans, net	—	166
Gain on sale of multifamily and commercial real estate loans, net	—	742
Lower of cost or market adjustment on loans held for sale	—	(1,428)
Impairment on available for sale securities	(5,158)	(3,791)
Equity loss in other equity investments	(1,545)	(707)
Foreign Exchange gain (loss)	(1,063)	2,983
Other fees	481	928

Total noninterest income	7,316	5,021

Noninterest expense:
Personnel	29,498	29,585
Occupancy	6,052	5,755
Data processing	2,862	2,324
Furniture and equipment	2,347	2,096
Professional fees and contracted services	5,278	1,760
Deposit insurance	3,114	1,167
Communication	893	984
Core deposit intangible amortization	1,128	1,240
Other real estate owned	12,610	575
Other general and administrative	4,811	4,532

Total noninterest expense	68,593	50,018

Income (loss) before income tax expense (benefit)	(169,941)	3,031
Income tax expense (benefit)	(83,891)	811

Net income (loss)	(86,050)	2,220
Dividends on preferred stock	(7,631)	—

Net income (loss) available to common stockholders	$(93,681)	$2,220

Per common share data:
Basic earnings
Net income (loss) available to common stockholders	$(0.78)	$0.02
Diluted earnings
Net income (loss) available to common stockholders	$(0.78)	$0.02

Dividends declared per share	$0.01	$0.04

Average common shares outstanding:
Basic	120,045,106	106,128,270
Diluted	120,045,106	107,994,229

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating Ratios and Other Data:
Return on average assets *	(2.56%)	0.07%
Return on average equity *	(24.73%)	0.89
Efficiency ratio (1)	88.95	56.76
Efficiency ratio (excluding OTTI and OREO) (4)	68.04	53.80
Noninterest expense to average assets *	2.04	1.63
Average equity to average assets	10.34	8.17
Dividend payout ratio (2)	N/A	200.00
Net loan charge-offs to average loans *	6.13	0.62

New Loan Commitments:
Commercial:
Secured by real estate — nonresidential	$39,799	$250,095
Secured by real estate — multifamily	20,787	93,744
Business	57,042	481,536
Construction	14,870	138,991

Total commercial loans	132,498	964,366

Consumer:
Residential mortgage (one-to-four family)	39,524	43,683
Other	12,807	12,918

Total consumer loans	52,331	56,601

Total loan commitments (3)	$184,829	$1,020,967

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,547,931	$2,547,266
Secured by real estate — multifamily	1,113,892	1,194,521
Business	2,323,976	2,115,137
Construction	2,005,841	1,726,494

Total commercial loans	7,991,640	7,583,418

Consumer:
Residential mortgage (one-to-four family)	503,526	513,624
Other	97,972	71,275

Total consumer loans	601,498	584,899

Total loans	$8,593,138	$8,168,317

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

(4)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income excluding Other Than Temporary Impairment (OTTI) charges and other real estate owned expenses (OREO).

*	Annualized

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31, 2009				Three Months Ended March 31, 2008
			Interest	Average Yields			Interest	Average Yields
	Average		Income/	Earned/	Average		Income/	Earned/
	Balance		Expense	Rates Paid	Balance		Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$8,593,138		$109,274	5.16%	$8,168,317		$140,891	6.94%
Taxable securities (3)	2,928,901		33,177	4.59	2,273,755		28,760	5.09
Tax exempt securities (3)	432,873		5,088	4.77	476,686		5,888	4.97
FHLB Stock	93,488		—	—	95,080		1,277	5.40
Securities purchased under agreements to resell	150,000		1,741	4.71	150,000		2,080	5.58
Other	335,111		919	1.11	247,602		2,848	4.63

Total interest-earning assets	12,533,511		150,199	4.86	11,411,440		181,744	6.41
Noninterest-earning assets	926,943		—		833,698		—

Total assets	13,460,454		150,199		$12,245,138		$181,744

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	1,229,136		3,808	1.26	$1,524,722		$10,157	2.68
Savings accounts	622,814		897	0.58	754,290		1,420	0.76
Time deposits	6,305,921		47,041	3.03	4,618,366		51,537	4.49

Total interest-bearing deposits	8,157,871		51,746	2.57	6,897,378		63,114	3.68
Securities sold under agreements to repurchase	702,778		5,582	3.22	789,505		6,577	3.35
Short-term borrowings and federal funds purchased	331,778		2,423	2.96	775,536		5,868	3.04
Long-term borrowings	1,547,467		4,851	4.14	1,425,520		16,217	4.58
Subordinated debentures	406,459		15,796	4.84	406,589		6,871	6.80

Total interest-bearing liabilities	11,146,353		80,398	2.93	10,294,528		98,647	3.85
Noninterest-bearing deposits	734,554		—		834,689		—
Other noninterest-bearing liabilities	187,745		—		115,705		—
Stockholders’ equity	1,391,802		—		1,000,216		—

Total liabilities and stockholders’ equity	$13,460,454		$80,398		$12,245,138		$98,647

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,387,158		$69,801	1.93%	$1,116,912		$83,097	2.56%

Net interest margin (5)				2.26%				2.93%

Ratio of interest-earning assets to interest-bearing liabilities	1.12	x			1.11	x

Tax equivalent basis:
Total interest-earning assets (6)	$12,533,511		$152,939	4.95%	$11,411,440		$184,915	6.52%
Total interest-bearing liabilities	11,146,353		80,398	2.93	10,294,528		98,647	3.85

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,387,158		$72,541	2.02%	$1,116,912		$86,268	2.67%

Net interest margin (5)				2.35%				3.04%

Average cost of deposits:
Total interest-bearing deposits	$8,157,871		$51,746	2.57%	$6,897,378		$63,114	3.68%
Noninterest-bearing deposits	734,554		—		834,689		—

Total deposits	$8,892,425		$51,746	2.36%	$7,732,067		$63,114	3.28%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $7.8 million and $3.2 million for the three months ended March 31, 2009 and 2008, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	March 31,	December 31,
	2009	2008
Selected loan data:
Loans held for sale:
Consumer:
Residential mortgage (one-to-four family)	$165	$—

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,513,404	$2,582,813
Secured by real estate — multifamily	1,118,679	1,114,275
Commercial business	2,226,987	2,406,773
Construction	1,912,689	1,984,849

Total commercial loans	7,771,759	8,088,710

Consumer:
Residential mortgage (one-to-four family)	521,068	493,023
Other	96,114	88,954

Total consumer loans	617,182	581,977

Total loans held in portfolio (1)	$8,388,941	$8,670,687

Nonperforming loans	$672,034	$503,085
Other real estate owned (OREO)	28,755	27,688
Loan delinquency ratio	3.13%	3.12%
Nonperforming assets to total assets	5.22	3.93
Nonperforming loans to loans held in portfolio	8.01	5.80
Allowance for loan losses to nonperforming loans	41.15	45.81
Allowance for loan losses to loans held in portfolio	3.30	2.66
Net loan to deposit ratio	90.51	94.12

Selected deposit data:
NOW, checking and money market accounts	$2,065,204	$1,979,279
Savings accounts	754,836	791,982
Time deposits	6,143,201	6,196,187

Total deposits	$8,963,241	$8,967,448

Cost of deposits	2.14%	2.47%

Selected equity data:
Common Book value per share	$7.86	$8.80

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	14.73%	15.29%
Tier 1 risk-based capital	12.18	12.77
Tier 1 leverage ratio	9.08	9.89

(1)	Includes net unamortized deferred loan fees purchase premiums and discounts of $9.4 million and $11.4 million at March 31, 2009, and December 31, 2008, respectively.